EXHIBIT 99.1

BANCTRUST FINANCIAL GROUP EARNS

$2.45 MILLION IN FIRST QUARTER 2007

Mobile, Alabama, April 30, 2007---- BancTrust Financial Group, Inc. (Nasdaq Global Select Market: BTFG) announced today that it had net income for the first quarter of 2007 of $2.451 million, compared to $3.727 million of net income earned in the first quarter of 2006.

A contraction in the net interest margin and a significant decrease in the amount of loans generated in Florida contributed heavily to the decline in net income from the corresponding prior-year period. "We have been faced with a soft Florida market, a market which had been a key component of our growth and earnings. We are not satisfied with this quarter's results, but we expect meaningful improvement as the year progresses," said W. Bibb Lamar, Jr., BancTrust's Chairman and CEO.

The interest rate environment and enhanced competition for deposits decreased BancTrust's net interest margin. In its Florida bank, the net interest margin was further tightened on two fronts during the first quarter. The Florida bank experienced a recent increase in non-performing loans. In addition, in order to improve its loan to deposit ratio, which had escalated in recent years due to rapid loan growth, it has been aggressively pricing deposits.

Commenting on the net interest margin, Mr. Lamar stated, "We should see improvement in our net interest margin as higher-rate time deposits in our Florida bank reprice downward."

Mr. Lamar continued, "Significant accomplishments for BancTrust this quarter include:

    An increase in total deposits of 8.8% to $1.201 billion from year-end 2006

    An increase in total assets of 7.2% to $1.451 billion from year-end 2006

    An increase in trust revenue of 34.7% over last year's first quarter to $733 thousand

    Continued strong commercial loan and deposit growth in the Mobile/ Baldwin County market and the Montgomery/Prattville market in Alabama

    An increase in total non-interest revenue of 11.5%, from $2.682 million in the first quarter of 2006 to $2.991 million in the first quarter of 2007."

BancTrust's asset and deposit growth, as well as its trust revenue and total non-interest revenue, have been positively impacted by the acquisition of new accounts following the customer disruptions resulting from recent bank mergers. While BancTrust has benefited, and expects to continue to benefit from these disruptions, it has also seen numerous community banks enter, or increase their investment in, our markets in an attempt to capitalize on these disruptions.

BancTrust's non-performing assets remained relatively stable during the first quarter of 2007, as compared to year-end 2006. The provision for loan losses in the first quarter of 2007 was $786 thousand compared to $692 thousand in the first quarter of 2006. The allowance for loan losses was $17.0 million at March 31, 2007, compared to $16.3 million at December 31, 2006 and $14.7 million a year ago. The ratio of the allowance to total loans was 1.66% compared to 1.63% at December 31, 2006 and 1.48% at March 31, 2006.

Employee expenses increased 12.4% in the first quarter of 2007 compared to the first quarter of 2006, resulting in large part from the expansion of the commercial banking unit in Mobile in mid-2006. Occupancy and furniture and equipment expense increased 14.4%, primarily as a result of the opening of several new offices in the second half of 2006.

On April 18, 2007, the BancTrust Board of Directors declared a second quarter 2007 dividend of $0.13 per share, payable July 2, 2007 to shareholders of record as of June 15, 2007.

BancTrust currently provides banking services through 21 offices in the southern half of Alabama and 10 offices throughout Northwest Florida. A new office in Fairhope, Alabama is under construction and is projected to open in the fourth quarter. Plans are under way to open an office in the Tillman's Corner area of rapidly growing west Mobile County in the third quarter. In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

This press release may include forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

BANCTRUST FINANCIAL GROUP, INC.
(BTFG)
Financial Highlights (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended
	March 31,
	2007	2006

EARNINGS:
Interest revenue	$23,750	$20,670
Interest expense	11,670	7,344

Net interest revenue	12,080	13,326

Provision for loan losses	786	692

Trust revenue	733	544
Service charges on deposit accounts	1,213	1,076
Securities gains (losses), net	0	(44)
Other income, charges and fees	1,045	1,106
Total non-interest revenue	2,991	2,682

Salaries, pensions and other employee benefits	5,779	5,140
Net occupancy, furniture and equipment expense	1,686	1,474
Intangible amortization	187	187
Other non-interest expense	3,115	2,980
Total non-interest expense	10,767	9,781
Income before income taxes	3,518	5,535
Income tax expense	1,067	1,808
Net income	$2,451	$3,727

Earnings per share:
Total
Basic	$0.22	$0.33
Diluted	0.22	0.33

Cash dividends declared per share	$0.13	$0.13

Book value per share	$12.52	$11.93

Common shares outstanding	11,184	11,148
Basic average shares outstanding	11,179	11,135
Diluted average shares outstanding	11,389	11,258

STATEMENT OF CONDITION:	03/31/07	12/31/06	03/31/06
Cash and cash equivalents	$209,131	$126,646	$64,132
Securities available for sale	115,053	118,498	128,352
Loans	1,023,127	1,004,735	990,167
Allowance for loan losses	(16,987)	(16,328)	(14,665)
Goodwill	41,952	41,952	41,952
Other intangible assets	2,807	2,995	3,615
Other assets	76,366	74,908	68,063
Total assets	$1,451,449	$1,353,406	$1,281,616

Deposits	$1,200,897	$1,104,129	$1,027,115
Short term borrowings	3,222	4,120	10,813
FHLB borrowings and long term debt	95,521	95,521	98,667
Other liabilities	11,791	11,113	12,031
Shareholders' equity	140,018	138,523	132,990
Total liabilities and shareholders' equity	$1,451,449	$1,353,406	$1,281,616

	Quarter Ended
	03/31/07	03/31/06
AVERAGE BALANCES:
Total assets	$1,402,763	$1,287,957
Earning assets	1,251,017	1,147,622
Loans	1,012,306	986,492
Deposits	1,152,275	1,026,491
Shareholders' equity	139,441	133,241

PERFORMANCE RATIOS:

Return on average assets	0.71%	1.17%
Return on average equity	7.13%	11.34%
Net interest margin (tax equivalent)	3.98%	4.78%
Efficiency ratio	70.48%	60.32%

ASSET QUALITY:

Ratio of nonperforming assets to total assets	1.24%	0.71%
Ratio of allowance for loan losses to total loans, net of unearned income	1.66%	1.48%
Net loans charged-off to average loans (annualized)	0.05%	0.02%
Ratio of ending allowance to total non-performing loans	101.69%	170.68%

CAPITAL RATIOS:

Average shareholders' equity to
average total assets	9.94%	10.35%
Dividend payout ratio	59.29%	38.84%

For additional information contact: F. Michael Johnson (251) 431-7813.